     Exhibit 99.1

News Release Contact: John R. Folkerth Chief Executive Officer 937.898.6070 Ext. 500

January 30, 2004

Shopsmith Reports Third Quarter Profit

Dayton, OH — Shopsmith, the leading manufacturer of multipurpose woodworking tools, today reported a net income of $24,000 or $.01 per diluted share on net sales of $3,646,000 for its third fiscal quarter ending January 3, 2004. For the same fiscal quarter of the previous year, net income of $0 was reported at $.00 per diluted share on sales of $3,987,000. Fiscal 2004 year-to-date net income was $18,000 or $.01 per diluted share on net sales of $9,933,000 compared to fiscal 2003 income for the same period of $100,000 or $.04 per diluted share on net sales of $10,609,000.

John Folkerth, Shopsmith CEO said, “While third quarter results reflect our continued success in controlling expenses and improving operating results at current sales levels, our focus continues to be on increasing sales of our Mark V product line through our demonstration sales efforts.”

Founded in 1972, Shopsmith, Inc. manufactures their Mark V product line (a five in one multipurpose tool) in Dayton, Ohio. The products are marketed through live demonstrations and direct sales throughout the United States, Canada, and England.

Results for the Quarters Ended

	January 3,	December 28,
	2004	2002
Net sales	$3,646,000	$3,987,000
Gross profit	1,851,000	1,948,000
Income before income taxes	24,000	—
Income tax benefit	—	—
Net income	24,000	—
Net income per common share-Basic	0.01	—
Net income per common share-Diluted	0.01	—

Results for the Nine Months Ended

	January 3,	December 28,
	2004	2002
Net sales	$9,933,000	$10,609,000
Gross profit	5,042,000	5,416,000
Income before income taxes	23,000	100,000
Income tax expense	5,000	—
Net income	18,000	100,000
Net income per common share-Basic	0.01	0.04
Net income per common share-Diluted	0.01	0.04